Exhibit 10.8

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

This Supplemental Executive Retirement Benefits Agreement (this ''Agreement") is made as of the 15th day of December, 2011, with an Effective Date of January I, 2012, by and between Liberty National Bank, a national banking association ("Bank"), and Ronald Zimmerly, an individual (''Executive").

RECITALS

WHEREAS, Executive has provided valuable services to the Bank as an executive officer and is expected to continue to provide his services as an executive officer of the Bank in future years;

WHEREAS, the Board of the Bank has determined that it is in the best interests of the Bank and its constituencies to provide Executive additional incentives to continue to provide his services as a key management executive of the Bank, and has decided that one appropriate way to provide such incentives is to provide certain supplemental retirement benefits to Executive on the terms and conditions described in this Agreement;

WHEREAS, Executive Is willing to enter an agreement· with the Bank providing for such supplemental retirement benefits on the terms and conditions described below.

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree as follows:

1.    Employment of Executive and Commitment to Provide Supplemental Retirement Benefits. In exchange for the supplemental retirement benefits described in this Agreement, Executive agrees that he will not voluntarily terminate his employment with the Bank prior to January I, 2013, the first anniversary of the Effective Date of this Agreement, except as otherwise provided in a certain "Change in Control-Severance Compensation Agreement'' dated December 15, 2011. The Bank, in tum, agrees that in exchange for such commitment, the Bank will provide Executive with the unfunded supplemental retirement benefits on the terms and conditions described in this Agreement, the obligations under which shall be reflected on the general ledger of the Bank (the "Retirement Account"). The Retirement Account shall be an unsecured liability of the Bank to Executive, payable only as provided herein from the general funds of the Bank and only if Executive satisfies the requirements for benefits described in Sections 2, 3, 4 or 6 of this Agreement. The Retirement Account is not a deposit or insured by the FDIC and does not constitute a trust account or any other special obligation of the Bank and does not have priority of payment over any other general obligation of the Bank.

2.    Normal Retirement Benefits.

a.    Eligibility For Normal Retirement Benefit. If Executive continues his employment with the Bank through June 8, 2029 (Executive's "Normal Retirement Date") and does not experience a Separation from Service with 1he Bank and its affiliates (as the term "Separation from Service" is defined below) until on or after the Normal Retirement Date, then Executive shall be entitled to receive the Normal Retirement Benefits described in Subsection 2(b), commencing upon the Payment Commencement Date defined in Subsection 2(c).

b.    Amount of Normal Retirement Benefits. If Executive satisfies the requirements for the Normal Retirement Benefits described in Subsection (a), the Bank shall pay to Executive or his beneficiary a Normal Retirement Benefit equal to $65,800 per year, payable in monthly installments over a period of one-hundred-eighty (180) months (i.e., over 15 years), beginning on the Payment Commencement Date defined in Subsection 2(c) and on the first day of each month thereafter until the fifteenth (15th) anniversary of the Payment Commencement Date.

c.    Payment Commencement Date. For this purpose, except as described in Subsection (e) below, Executive's "Payment Commencement Date" shall be the later of (I) the first business day of the month following the month in which Executive attains age 65 (June 8, 2029) or (2) the first business day of the first calendar month following the end of the calendar month in which Executive experiences a Separation from Service (as defined in Subsection 2 (d) below).

d.    Separation from Service. For purposes of this Agreement, the phrase 'Separation from Service' shall be deemed to occur only if either (i) Executive has ceased to perform any services for the Bank and all affiliated companies that, together with the Bank, constitute the 'service recipient' within the meaning of Section 409A of the Internal Revenue Code ('Code') and the regulations thereunder (collectively, the 'Service Recipient') or (ii) the level of bona fide services Executive performs for the Bank after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Executive retains a right to reemployment with the Bank under an applicable statute or by contract) to no more than twenty-five percent (25%) of the average level of bona fide services performed for the Bank (whether as an employee, director or an independent contractor) over the immediately preceding 36-month period (or the full period of service if Executive has been providing services to the Bank for less than 36 months).

e.    Suspension of Payments. Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive's Separation from Service, Executive is a Specified Employee of the Bank, and the payment of any amount under this Section 2 would otherwise fail to meet the requirements of Code Section 409A(a)(t)B(i), no part of the Normal Retirement Benefits shall be paid until six months after Executive's Separation from Service (or any earlier date permitted under Code Section 409A), at which time Executive shall be paid a lump sum equal to the amounts which would otherwise have been paid during the suspension period in the 30-day period immediately following such suspension period, and thereafter payment of the unpaid monthly amounts shall continue on what would otherwise have been the original payment schedule for such monthly amounts. For this purpose, Executive shall be considered to be a "Specified Employee" of the Bank on any date if, and only if, (A) Executive is a specified employee of the Bank (as that term is defined in Section 409A(a)(2)(B) of the Code) by reason of being a "key employee" of the Bank under Section 416(i) of the Code (without regard to paragraph (5) thereof) and (B) stock of the Bank (or the Bank's holding corporation) is publicly traded on an established securities market on such date.

3.    Early Retirement Benefits.

a.    Eligibility for Early Retirement Benefits Upon Termination Prior to Normal Retirement Date. Subject to subsection 3(c) below, if Executive experiences a Separation from Service with the Bank and its affiliates because he voluntarily resigns from full-time employment with the Bank and its affiliates for any reason after January 1, 201 J but before his Normal Retirement Date, or the Bank discharges him for any reason other than For Cause (as defined in subsection 3(c) below) before his Normal Retirement Date, the Bank shall pay to Executive, or his beneficiary in the case of death as provided in Section 5, the Limited Early Retirement Benefit (as hereinafter defined) over a period of one-hundred-eighty ( I 80) months (i.e., over IS years), beginning on the Payment Commencement Date (as determined under Section 2(c) above) and on the first day of each month thereafter until (but including) the fifteenth (15th) anniversary of the Payment Commencement Date.

b.    Amount of Limited Early Retirement Benefits. For the purposes of this Agreement, the "Limited Early Retirement Benefit" shall be the annual amount set forth on Exhibit A corresponding to the calendar year in which Executive's employment terminates, and the amount payable each month shall be one-twelfth (1/12) of such annual amount set forth on Exhibit A.

c.    Discharge for Cause. Any other provision of this Agreement to the contrary notwithstanding, if Executive experiences a Separation from Service with the Bank and its affiliates as a result of, or in connection with: (i) Executive's insubordination; (ii) Executive's breach of his obligations under this Agreement; his employment agreement with the Bank (if any), (iii) any act or omission by Executive which is, or is likely to be, injurious to the Bank and its affiliates or the business reputation of the Bank and its affiliates, (iv) Executive's dishonesty, fraud, malfeasance, negligence or misconduct; (v) Executive's failure to satisfactorily perform his duties, to follow the direction (consistent with his duties) of the Board of Directors of the Bank, or to follow the policies, procedures, and rules of the Bank and its affiliates; or {vi) Executive's conviction of, or Executive's entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude (any of the foregoing referred to herein as "For Cause"), then Executive shall not be entitled to any supplemental retirement benefits provided for in this Agreement and this Agreement may be terminated by the Bank without any liability whatsoever. The obligation of the Bank to make any payments contemplated under this Agreement shall be suspended during the pendency of any indictment, information or similar charge regarding a felony or crime of moral turpitude, during any regulatory or other adjudicative proceeding concerning regulatory suspension or removal or, for a reasonable time (not to exceed ninety days), while the Board of Directors of the Bank seeks to determine whether Executive could have been terminated For Cause even though Executive may have previously retired, resigned, become Substantially Disabled or been discharged other than For Cause. If during such period the Board of Directors determines that Executive could have been discharged For Cause, this Subsection 3(c) shall be applicable as if Executive had been discharged For Cause. Notwithstanding the foregoing, if, as of the effective date of Executive's termination of employment, there is an employment or other services agreement in effect between Executive and the Bank which defines the term 'For Cause' or a similar concept, then the definition for such term as provided in such services agreement shall apply in lieu of the foregoing definition of such term in this Subsection J(c).

d.    Suspension of Payments. Notwithstanding anything in this Section 3 to the contrary, if at the time of Executive's Separation from Service, Executive is a Specified Employee of the Bank, and the payment of any amount under this Section 3 would otherwise fail to meet the requirements of Code Section 409A(a)( I )B(i), no part of the Limited Early Retirement Benefits shall be paid until six months after Executive's Separation from Service (or any earlier date permitted under Code Section 409A), at which time Executive shall be paid a lump sum equal to the amounts which would otherwise have been paid during the suspension period in the 30-day period immediately following such suspension period, and thereafter payment of the unpaid monthly amounts shall continue on what would otherwise have been the original payment schedule for such monthly amounts.

4.	Disability

a.    Amount of Disability Benefit, If Executive should become Substantially Disabled {as. defined in Subsection 4(c) below) while he continues to be employed by the Bank and Executive's employment with the Bank is subsequently terminated by the Bank as a result of the disability prior to his Payment Commencement Date, then the Bank shall pay to Executive a Disability Benefit equal to either:

i.    If Executive's employment is terminated on or after his Normal Retirement Date, the amount of the annual Normal Retirement Benefit which would have been payable if Executive retired under Section 2 on such date, commencing on the Payment Commencement Date (as defined in Section 2(c) above); or

ii.    (ii)If Executive becomes Substantially Disabled prior to his Normal Retirement Date, the amount of the annual Limited Early Retirement Benefit which would have been payable if Executive had terminated employment under Section 3 on such date, except that payment of the Disability Benefit shall commence on the first business day of the first calendar month after Executive is determined to be Substantially Disabled {rather than on the Payment Commencement Date).

b.    Payment of Disability Benefit. The Disability Benefit shall be paid in monthly installments over a period of one-hundred-eighty (180) months {i.e., over 15 years) in accordance with Sections 2 or 3 above (as applicable), except that the payments shall commence on the first business day of the first calendar month after Executive is determined to be Substantially Disabled (rather than on the Payment Commencement Date specified in Section 2 or 3 above).

c.    Standard for Substantially Disabled. For purposes of this Agreement, Executive shall be considered ''Substantially Disabled" if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of nor less than three (3) months under an accident and health plan covering the Bank's employees. The determination of whether Executive is "Substantially Disabled" under clause (i) above shall be made by a licensed physician selected by the Board of Directors of the Bank. Notwithstanding the foregoing, "Substantially Disabled" shall be construed consistently with the definition of "disabled" under Code Section 409(a)(2)(C).

5.	Death of Executive.

a.    Death While Receiving Benefits. Upon Executive's death after the Payment Commencement Date for any benefits payable under Sections 2, 3, 4 or 6 of this Agreement, Executive's beneficiary designated on Exhibit B hereto (or Executive's estate if no beneficiary is designated) shall receive the remaining payments due to Executive as if Executive had lived until the last payment due was paid.

b.    Death Before Payment Commencement Date. Upon Executive's death prior to a Separation from Service and before payments have commenced under any provision of Sections 2, 3, 4 or 6 of this Agreement, Executive's beneficiary designated on Exhibit D hereto (or Executive's estate if no beneficiary is designated) shall receive a Death Benefit based upon the Accrual Balance recorded on the Bank's general ledger as of the month-end preceding the date of Executive's death. The Death Benefit amount shall be an annuity determined using the Accrual Balance plus interest at the Discount Rate (as defined in 5.(b) (ii) below) payable in five equal annual installments beginning on the first day of the second month following the date of Executive's death. See Exhibit C for a schedule of the projected Accrual Balance at the beginning of each year prior to the Payment Commencement Date. (Example of annuity calculation: If the Accrual Balance were $550,000 at the date of death, the Discount Rate of6%, the payments over five years, then the annual Death Benefit would equal $123,177 for five years.)

For purposes of this Section 5 of the Agreement:

i.    "Accrual Balance" means the liability accrued by the Bank, using Generally Accepted Accounting Principles (''GAAP"), applying appropriate methodology, Discount Rate, periodic compounding and payments. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied for purposes of the amount payable under this Section 5.

ii.    "Discount Rate" means the rate used by the Bank in determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Bank, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

6.	Change in Control.

a.    If a Change in Control (as defined in Subsection 6(d) below) occurs before Executive experiences a Separation from Service with the Bank and, during the period of twenty-four (24) months following the effective date of the Change in Control (but before his Normal Retirement Date), Executive experiences a Separation from Service because he voluntarily resigns from full-time employment with the Bank for any reason or the Bank discharges him for any reason other than for Cause during such period of twenty-four (24) months following the effective date of the Change in Control, then Executive shall receive a Change in Control Benefit based upon the Accrual Balance recorded on the Bank's general ledger as of the month-end preceding the date of Executive's Separation from Service within the twenty four (24) month period following the effective date of the Change in Control. The Change in Control Benefit amount shall be an annuity determined using the Accrual Balance plus interest at the Discount Rate payable in five equal annual installments beginning on the first day of the month following 1he dale of Separation from Service following the Change in Control. Sec Exhibit C for a schedule of the projected Accrual Balance at the beginning of each year prior to the Payment Commencement Date.

b.    Upon the Bank's payment of the Change in Control Benefit under this Section 6, the Bank's obligations to make payments under any other Section of this Agreement, including without limitation, the Normal Retirement Benefit under Section 2, the Early Retirement Benefit under Section 3, or the Disability Retirement Benefit under Section 4, shall terminate.

c.    If a Change in Control occurs after Executive experiences a Separation from Service following the Payment Commencement Date and payments under this Agreement have commenced, Executive shall receive the remaining payments still due to Executive as if no Change in Control had occurred.

d.    For purposes of this Agreement, the occurrence of a "Change in Control'' shall mean the occurrence of any of the following:

i.    (i) the closing of the sale of all, or a material portion, of the assets of the Bank (or the Bank's holding company) which constitutes a "change in the ownership of a substantial portion of the assets'' under Treasury Regulation J .409A·3(i)(5)(vii);

ii.    (ii). the appointment or election to the Board of one or more directors which cause a majority of the members of the Board of Directors to have been replaced during the preceding 12- month period by directors whose appointment or election was not endorsed by a majority of the members of the Board who were serving immediately prior to the beginning of the 12-month period;

iii.    (iii) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of thirty percent (30%) or more of the outstanding voting securities of the Bank or the Bank's holding company by any person, trust, entity or group, within the meaning of Treasury Regulation I .409A-3(i)(5)(vi)(B ).

No transaction or acquisition of voting securities of the Bank or its holding company shall be considered a "Change in Control" for purposes of this Section 6 unless it would qualify as a "change in the ownership'' of the Bank under Treasury Regulation l.409A·3(i)(5Xv), a "change in the effective control" of the Bank under Treasury Regulation 1.409A-3(i)(5)(vi),or a "change in the ownership of a substantial portion of the assets" of the Bank under Treasury Regulation I .409A-3(i)(5)(vii).

For purposes of this Section 6 of the Agreement:

iv.    "Accrual Balance" means the liability accrued by the Bank, using Generally Accepted Accounting Principles (''GAAP"), applying appropriate methodology, Discount Rate, periodic compounding and payments. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied for purposes of the amount payable under this Section 6.

v.    "Discount Rate" means the rate used by the Bank in determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Bank, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

7.    Benefits Mutually Exclusive. Under no circumstances will Executive or, if applicable his beneficiary or estate, become entitled to benefits under more than one of Sections 2, 3, 4, 5 or 6 of this Agreement.

8.    Intent of Parties. The Bank and Executive intend that this Agreement shall primarily provide supplemental retirement benefits 10 Executive as a member of a select group of management or highly compensated employees of the Bank for purposes of the Employee Retirement Income Security Act of 1974, as may be amended ("ERISA").

9.	ERISA Claims and Appeals Procedure,

a.    For claims procedure purposes, the 'Claims Administrator' shall be the Chairman of the Compensation Committee of the Board of Directors of the Bank or his or her designee or, in the event there is no Compensation Committee, the Chairman of the Board of Directors of the Bank (or if Executive is serving as the Chairman of the Board, the senior independent director serving on the Board).

For claims procedure purposes, “Appeals Fiduciary” means the Board of Directors of the Bank, or, if the full Board chooses to delegate the authority to review appeals of claims for benefits payable due 10 Executive under this Agreement, the Compensation Committee of the Board of Directors.

b.    Notice of Denial. If Executive or a beneficiary is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to Executive becoming Substantially Disabled) after the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to Executive becoming Substantially Disabled) from the end of such initial period. With respect to a claim for benefits due to Executive becoming Substantially Disabled, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Claims Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

c.    Contents of Notice of Denial. If Executive or beneficiary is denied a claim for benefits under this Agreement, the written notice of the denial shall set forth:

i.    the specific reasons for the denial;

ii.    specific references to the pertinent provisions of this Agreement on which the denial is closed;

iii.    a description of any additional material or information necessary for the

iv.    claimant to perfect the claim and an explanation of why such material or information is necessary;

v.    an explanation of this Agreement's claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

vi.    such other information as may be required by the Department of Labor's claims procedures regulations under Section S03 of ERISA or other applicable federal law.

d.    Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

i.    request a full and fair review of the denial of the claim by written application to the Appeals Fiduciary;

ii.    request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

iii.    submit written comments, documents, records, and other information relating to he denied claim to the Appeals Fiduciary, as applicable; and

iv.    a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If a claimant wishes a review of the decision denying his or her claim to benefits under this Agreement, he or she must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial. If the claimant wishes a review of the decision denying his or her claim to benefits under this Agreement due to Executive becoming Substantially Disabled, he or she must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial.

e.    Decision on Review. No later than sixty (60) days (fort-.five (45) days with respect to a claim for benefits due to Executive becoming Substantially Disabled) following the receipt of the written application for review, the Appeals Fiduciary shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days {ninety (90) days with respect to a claim for benefits due to Executive becoming Substantially Disabled) after the date of receipt of the written application for review. If the Appeals Fiduciary determines that the extension of time is required, the Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to Executive becoming Substantially Disabled) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:

i.    the specific reasons for the decision;

ii.    specific references to the pertinent provisions of this Agreement on which the decision is based;

iii.    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits;

iv.    (iv) an explanation of this Agreement's claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant's right to bring an action under Section 502(a) of ER(SA following the denial of the claim upon review;

v.    (v) in the case of a claim for benefits due to Executive becoming Substantially Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

vi.    (vi) in the case of a claim for benefits due to Executive becoming Substantially Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant's medical circumstances or a statement that such explanation will be provided free of charge upon request; and

vii.    in the case of a claim for benefits due to Executive becoming Substantially Disabled, a statement regarding the availability of other voluntary alternative dispute resolution options.

viii.    The Appeals Fiduciary shall have discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Appeals fiduciary shall be final and binding upon Executive or any other party claiming benefits under this Agreement.

10.	Funding by the Bank.

a.    The Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement. Executive shall be and remain an unsecured general creditor of the Bank with respect to the Bank's obligations hereunder. Executive shall have no property interest in the Retirement Account or any other rights with respect thereto.

b.    Notwithstanding anything herein to the contrary, the Bank has no obligation whatsoever to purchase or maintain an actual life insurance policy with respect to Executive or otherwise. If the Bank determines in its sole discretion to purchase a life insurance policy referable to the life of Executive, neither Executive nor Executive's beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy or any other specific funding or any other Investment or to any asset of the Bank. The Bank, in its sole discretion, may determine the exact nature and method of funding (if any) of the obligations under this Agreement. If the Bank elects to fund its obligations under this Agreement, in whole or in part, through the purchase of a life insurance policy, mutual funds, disability policy, annuity, or other security, the Bank reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.

c.    If the Bank, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Executive, Executive shall assist the Bank, from time to time, promptly upon the request of the Bank, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefor. The Bank shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance, disability or annuity policy purchased in connection with this Agreement unless otherwise expressly agreed.

11.    Forfeiture of Benefits Due to Misconduct. Except as provided herein, the obligation of the Bank to commence or, if applicable, to continue payment of any benefits hereunder shall cease and all or any remaining payments, as the case may be, shall be forfeited:

a.    if Executive is discharged For Cause pursuant to Section 3(c) of this Agreement, or breaches any surviving restrictive covenants concerning non-competition, non-solicitation of customers and/or non- solicitation of employees under any employment contract in existence immediately prior to Executive's separation from service with the Bank and its affiliates; or

b.    if no such employment contract is in existence immediately prior to the effective date of such separation from service, if during the twelve-month period immediately following such effective date, Executive (i) directly or indirectly solicits any customer of the Bank, with whom Executive had material contact within the two-year period immediately preceding such effective date, for the purpose of providing any goods or services relating to the business of providing financial and banking services to individual consumers and businesses; (ii)directly or indirectly solicits, recruits or induces any employee of the Bank to terminate his employment relationship with the Bank for the purpose of providing financial and banking services to individual consumers and businesses on behalf of Executive or any third party; or (iii) on his own behalf or on behalf of any third party in the business of providing financial and banking services to individual consumers and businesses, engages in or performs within a fifty-mile radius of the Bank's offices at which Executive was primarily located immediately prior to the effective date of such separation from service services which are substantially similar to those which Executive performed for the Bank.

Notwithstanding the foregoing, the forfeiture provisions of this Section 11 shall not be operative with respect to any conduct on the part of Executive that first occurs after the effective date of a Change in Control (as defined in Section 6 above).

12.    Employment of Executive: Other Agreements. The benefits provided for herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between the Bank and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of the Bank to discharge Executive with or without cause. Except as otherwise provided therein, nothing contained in this Agreement shall affect the right of Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of the Bank's compensation structure whether now or hereinafter existing.

13.    Confidentiality. In further consideration of the mutual promises contained herein, Executive agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential until the death of Executive and Executive agrees that he/she shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his financial and professional advisors unless required to do so by a court of competent jurisdiction.

14.    Withholding. Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to Executive under this Agreement, including federal and state income tax withholding, except the Bank shall withhold any taxes that, in its reasonable Judgment, are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder and all employment (FICA) taxes due to be paid by the Bank pursuant to Section 3121(v) of the Code and regulations promulgated thereunder (i.e., FICA taxes on the present value of payments hereunder which are no longer subject to vesting). Executive acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements including those under Section 409A of the Code and the regulations thereunder. Executive agrees that appropriate amounts for any such withholdings, including FICA taxes, may be deducted from the cash salary, bonus or payments due under this Agreement or other payments due to Executive by the Bank to satisfy the employee-portion of such obligations. If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts. Notwithstanding any other provision in this Agreement to the contrary, payment under this Agreement may be accelerated to pay, where applicable, the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code and any state, local, and foreign tax obligations (the 'Tax Obligations') that may be Imposed on amounts deferred pursuant to this Agreement prior 10 the time such amounts are paid or made available to Executive and to pay the income tax at source on wages imposed under Section 340 I of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the 'Income Tax Obligations'). Accelerated payments pursuant to this Section 14 shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made as a payment directly to taxing authorities pursuant to the applicable withholding provisions. Any accelerated payments pursuant to this Section 14 shall reduce the benefit provided to Executive pursuant to this Agreement.

15.	Miscellaneous Provisions.
a.

Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

b.

Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term "person" shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms "including," "included," "such as" and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

c.

Severability. lf any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

d.

Federal Law Restrictions. Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank pursuant to this Agreement are subject to and conditioned upon their compliance with Section l S(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section I 828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

e.

Governing Law. This Agreement Is made in the State of Ohio and shall be governed in all respects and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

f.

Binding Effect. This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing this Agreement shall be binding upon any successor of the Bank whether by merger or acquisition of all or substantially all of the assets or liabilities of the Bank. This Agreement may not be assigned by any party without the prior written consent of each other party hereto. This Agreement has been approved by the Board of Directors of the Bank and the Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of the Bank.

g.

No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and Executive, Executive's designated beneficiary or any other person.

h.

Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or any beneficiary; nor shall Executive or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion· of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to the Bank.

i.

Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written are hereby superseded, merged and integrated into this Agreement.

j.

Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or Executive, as applicable, at the address for such party set forth below or such other address designated by notice.

k.	Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

l.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

m.

Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.

n.	Seal. The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.

o.

Legal Expenses. From and after the occurrence of a Change in Control, the Bank shall pay all reasonable legal fees and expenses incurred by Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at the Executive's request, as such fees and expenses are incurred; provided, however, that the Executive shall be required to reimburse the Bank for only such fees and expenses if a court, arbitrator or any other adjudicator agreed to by the parties determines that the Executive's claim is without substantial merit. The Bank's obligation in this regard shall continue until such time as a final determination (including any appeals) is made with respect to the proceedings; provided, however, that such proceedings must commence prior to the expiration of any applicable statute of limitations and payment of such reimbursements must be made as soon as feasible following the date the Executive submits verification of the expenses incurred but not later than the last day of the Executive's taxable year following the taxable year in which the expenses are incurred. The Executive shall not be required to pay any legal fees or expenses incurred by the Bank in connection with any claim or controversy arising out of or relating to this Agreement, or any breach thereof.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.

Exhibit A

Ronald Zimmerly

"Normal Retirement Date"= June 8, 2029

"Payment Commencement Date"= The payment commencement date for the Normal Retirement Benefit shall be later of the first business day of the month following the month in which Executive attains age 65 (June 8, 2029) or the first business day of the month following the month in which Executive experiences a Separation from Service (as defined in Section 2(d) of the Agreement).

"Normal Retirement Benefit"= $65,800 per year

"Limited Early Retirement Benefit" means the annual amount equal to the ''Limited Benefit" from the following table below based upon Executive's year of termination of employment:

Year of Termination of Employment	Limited Benefit
January 1, 2012 to December 31, 2012	$0
January 1, 2013 to December 31, 2013	$6,926
January 1, 2014 to December 31, 2014	$10,389
January 1, 2015 to December 31, 2015	$13,853
January 1, 2016 to December 31, 2016	$17,316
January 1, 2017 to December 31, 2017	$20,779
January 1, 2018 to December 31, 2018	$24,242
January 1, 2019 to December 31, 2019	$27,705
January 1, 2020 to December 31, 2020	$31,168
January 1, 2021 to December 31, 2021	$34,632
January 1, 2022 to December 31, 2022	$38,095
January 1, 2023 to December 31, 2023	$41,558
January 1, 2024 to December 31, 2024	$45,021
January 1, 2025 to December 31, 2025	$48,484
January 1, 2026 to December 31, 2026	$51,947
January 1, 2027 to December 31, 2027	$55,411
January 1, 2028 to December 31, 2028	$58,874
January 1, 2029 to June 7, 2029	$62,337

The undersigned Ronald Zimmerly (the ''Executive") hereby acknowledges that he has reviewed this Exhibit A to the Supplemental Executive Retirement Benefits Agreement and that the information set forth in this Exhibit A is true and correct in all material respects.

Exhibit C

RONALD ZIMMERLY

Projected Death Benefit and Change in Control Benefit

Year	Projected Value of Death Benefit Based on Accrual Balance (see Note)	Projected Present Value of Change in Control Benefit Based on Accrual Balance (see Note)
January 1, 2012	$0	$0
January 1, 2013	$13,185	$13,185
January 1, 2014	$27,952	$27,952
January 1, 2015	$44,443	$44,443
January 1, 2016	$62,813	$62,813
January 1, 2017	$83,228	$83,228
January 1, 2018	$105,865	$105,865
January 1, 2019	$130,920	$130,920
January 1, 2020	$158,600	$158,600
January 1, 2021	$189,131	$189,131
January 1, 2022	$222,754	$222,754
January 1, 2023	$259,732	$259,732
January 1, 2024	$300,344	$300,344
January 1, 2025	$344,895	$344,895
January 1, 2026	$393,711	$393,711
January 1, 2027	$447,143	$447,143
January 1, 2028	$505,570	$505,570
January 1, 2029	$569,398	$569,398
June 7, 2029	$639,066	$639,066

Note: The actual Death Benefit under Section 5. (b) and the actual Change in Control Benefit under Section 6 will be calculated based upon the Accrual Balance on the Bank's general ledger as of the month-end preceding the date of the Executive's death or the date of the Separation from Service date following the Change in Control, as applicable.

The undersigned RONALD ZIMMERLY ("Executive") hereby acknowledges that he or she has reviewed this Exhibit C to the Supplemental Executive Retirement Benefits Agreement and that the information set forth in this Exhibit C is true and correct in all material respects.